Exhibit 99.1

Veri-Tek International Corp. Announces 163% Increase

in 2007 Revenues

Exceeds revised revenue guidance of $105 million

Bridgeview, IL, March 27, 2008 — Veri-Tek International Corp. (AMEX:VCC), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, today announced financial results for the fourth quarter and full year ended December 31, 2007.

Fourth Quarter and Full Year Financial Highlights (Continuing Operations(1)):

•

163% net sales growth to $106.9 million for the full year 2007 from $40.7 million for the full year of 2006, driven by full year revenue contributions from Manitex and Manitex Liftking. Revenue for the fourth quarter of 2007 increased 32% to $27.3 million from $20.7 million for the same period of 2006.

•

For the full year 2007, net income from continuing operations was $2.1 million, or $0.25 per basic and $0.23 per diluted share for the full year 2007, as compared to $(0.5) million loss, or a loss of $(0.10) per basic and diluted share in the same period of 2006. For the fourth quarter of 2007, net income from continuing operations was $0.7 million, or $0.07 per basic and diluted share compared to a loss of $(0.4) million, or $(0.06) per basic and diluted share in the same period last year.

•	440 basis point improvement in gross margin to 18.6% for the full year 2007 from 14.2% in the same period of 2006.

•

278% increase in EBITDA(2) to $8.5 million for the full year 2007 from $2.2 million for the full year 2006. EBITDA for the three months ended December 31, 2007 was $2.0 million compared to $1.3 million in the same quarter of last year.

•	Reduced total indebtedness 32% to $25.0 million, as of December 31, 2007 from $37.0 million at December 31, 2006.

•	Reduced foreign currency losses to less than $0.1 million in the fourth quarter through initiating currency hedging program in early September 2007.

Fourth Quarter and Full Year Operational Highlights (Continuing Operations(1)):

•	Acquired Noble forklift product line in the third quarter, which the Company commenced integrating with Liftking.

•	Improved manufacturing efficiencies and throughput at Georgetown, TX facility contributing to a year-over-year labor efficiency improvement of approximately $0.4 million.

•	Launched sourcing initiatives to reduce cost of goods sold.

•	Completed $9.0 million (gross) equity raise with proceeds used to retire debt.

•	Successful second quarter launch of the company’s highest-capacity (50-ton) boom trucks met with orders for over 70 units.

•	Identified international opportunities to diversify and drive future growth; announcements of international distribution agreements anticipated in near term.

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•	Completed sale and closure of Testing and Assembly Equipment segment for $1.1 million with proceeds used to retire debt.

(1)	The financial data for all years presented reflects the former Testing and Assembly Equipment segment as a discontinued operation.
(2)

EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Financial Results

Net sales for the year ended December 31, 2007 increased to $106.9 million, up $66.3 million, or 163.0%, from $40.7 million for the same period in 2006. The revenue increase is primarily the result of having a full year of Manitex and Manitex Liftking’s results in the current year and only two quarters of Manitex and one month of Manitex Liftking’s results in the prior year. On a pro-forma basis, assuming Manitex and Manitex Liftking had been acquired on January 1, 2006, the company’s revenue was approximately $106 million in 2007 compared to $89 million in 2006, an increase of 19%.

Gross profit was $19.9 million, or 18.6% gross profit margin, for the year ended December 31, 2007 compared to gross profit of $5.8 million or 14.2% gross profit margin for the full year 2006, an improvement of 440 basis points. The Company’s gross profit was favorably impacted in 2007 by product mix, a 2007 price increase and the benefit of sourcing materials from lower cost countries. The favorable mix is the result of an increase in the sales of cranes with higher lifting capacity, particularly the 45-ton crane which was introduced in the second quarter of 2006 and the 50-ton crane which was introduced in the second quarter 2007. The favorable product mix was partially offset by unfavorable Canadian Dollar/U.S. Dollar exchange rates.

Total operating expenses for the year ended December 31, 2007 were $13.6 million, compared to total operating expenses of $4.6 million last year. The increase is primarily the result of including Manitex Liftking in 2007 for a full year compared to one month in the prior year and of having a full year of Manitex’s expense in the current year and only two quarters in the prior year. Included in the operating expenses are costs associated with Sarbanes-Oxley compliance of approximately $0.5 million, and increased research and development costs, which was driven by U.S. product line expansion and product adaptation for anticipated international demand for Manitex products.

During the year ended December 31, 2007, the Company generated $8.5 million of EBITDA, or 7.9% of sales, compared with $2.2 million of EBITDA, or 5.5% of sales for the same period last year. A reconciliation of GAAP net income to EBITDA is provided in the financial tables that accompany this release.

Net income from continuing operations for the year ended December 31, 2007 was $2.1 million or $0.25 per basic and $0.23 per diluted share, compared to a net loss from continuing operations of $(0.5) million, or $(0.10) loss per basic and diluted share, for the same period in 2006. Net income for the year ended December 31, 2007 was $1.0 million, or $0.11 per basic and $0.10 per diluted share (based on 8.6 million basic and 9.2 million diluted weighted average common shares outstanding) compared to net loss of ($8.9) million or ($1.66) per basic and diluted share (based on 5.3 million basic and diluted weighted average common shares outstanding) in the same period last year. Foreign currency transaction losses from the Canadian-US dollar exchange rates negatively impacted net results by approximately $(0.8) million for the year ended December 31, 2007.

“2007 was an exciting year of transformation for our company,” commented David Langevin, Chairman and Chief Executive Officer of Veri-Tek. “Our financial performance showed marked improvement as we took steps to refocus our business exclusively on the manufacture of specialized lifting equipment, strengthen our balance sheet and key ratios, and streamline our operations. We were extremely gratified to see that our sales objectives were met, and particularly with the continued strength in our Manitex boom truck product line, highlighted by over 70 orders received during the year for our new 50-ton crane, which we introduced in the second quarter of the year. Our gross profit margin benefited from the favorable product mix shift, as both the 50-ton and the 45-ton cranes generate a higher gross margin than our other boom trucks.”

Mr. Langevin concluded, “Decisions we made to strengthen the company from both operational and financial perspectives in the past 18 months should continue to serve us well as we implement our business plan through 2008 and beyond. In 2007, we achieved healthy market share gains for our products, expanded our sales by over 30% year over year, and we did so profitably. Our goal in 2008 will be to continue to expand our market share in our primary North American markets and simultaneously expand our reach through international distribution partnerships to penetrate key international markets. We believe that our product portfolio is in high demand in the stronger international markets which bodes well for our future growth and we also expect to pursue accretive acquisitions to boost our earnings per share and build long-term shareholder value.”

Andrew Rooke, Veri-Tek President and Chief Operating Officer, commented, “Throughout the year, we continued to pursue initiatives to strengthen our operations and improve our business processes, and we are very pleased with the progress that we’ve made thus far in our transformation. We have seen effects of efficiency gains in our margins, and are committed to continued improvements through 2008 and beyond. Having begun to integrate Noble forklift into our Liftking operations, we have seen a positive impact on the Noble backlog, and are poised to fill the pent-up demand for Noble products. We have made initial manufacturing changes within our Georgetown, Texas facility, which increased its capacity, productivity and product quality. Equally important are the measures taken to enhance our supply chain which has provided us with cost savings and helped offset materials cost increases, moved our offshore sourcing forward and added new vendors for additional cost savings and flexibility. We expect these moves, and others that we plan to implement as we move through 2008, to further increase our operational efficiencies and drive our operating profit margins higher, which are major components of our long-term growth strategy.”

“Another important initiative was our hedging program which we implemented in September 2007 in response to large currency losses we incurred in the second quarter of 2007. With the Canadian dollar continuing to strengthen against the U.S. dollar, this program resulted in our net currency loss for the quarter ended December 31, 2007 being less than $0.1 million,” concluded Mr. Rooke.

Results for the Fourth Quarter Ending December 31, 2007

For the three months ended December 31, 2007 net sales were up 32% to $27.3 million from $20.7 million in the year-ago period. The Company’s gross profit was $4.9 million, or 18.0% gross margin, compared to $3.0 million, or 14.6% gross margin in the same period last year. The increase in gross margin reflects an improvement for both Manitex and Manitex Liftking. Manitex Liftking improvement is primarily related to increased efficiency which is the result of an increase in production volume. The margin improvement at Manitex is related to several factors including product mix, a 2007 price increase and the benefit of sourcing material from lower cost countries.

Total operating expenses for the quarter ended December 31, 2007 were $3.4 million, compared to total operating expenses of $2.8 million in the same period last year. The increase is primarily the result of including Manitex Liftking in 2007 for a full quarter compared to one month in the prior year and an increase in corporate expenses. The increase in corporate expenses reflects the recruitment of key, experienced management to build an organizational structure to continue to drive the company’s strategy and growth objectives including activity to integrate the management, systems, controls and operations of the three acquisitions.

Net income from continuing operations for the three months ended December 31, 2007 was $.07 million, or $0.07 per basic and diluted share (based on 9.8 million basic and 10.4 million diluted weighted average shares outstanding) compared to a net loss from continuing operations of $(0.4) million, or $(0.06) per basic and diluted share (based on 6.5 million basic and diluted weighted average shares outstanding) for the year-ago period.

EBITDA for the three months ended December 31, 2007 was $2.0 million compared to $1.3 million in the same quarter of last year.

The Company completed the quarter ended December 31, 2007 with $19.2 million in working capital and a current ratio (defined as current assets divided by current liabilities) of 2.2 to 1. Total outstanding debt has decreased to $25.0 million at December 31, 2007 from $37.0 million at December 31, 2006. Shareholder’s equity increased 66.4% to $30.7 million from $18.4 million as of December 31, 2006. See the financial tables that accompany this press release for a complete definition of working capital and current ratio.

About Veri-Tek International, Corp.

Veri-Tek International, Corp. is a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. The Manitex Liftking subsidiary, which includes the Noble forklift product line, manufactures and sells a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Veri-Tek International, Corp.	Hayden Communications
David Langevin	Peter Seltzberg or Brett Maas
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(646) 415-8972
djlangevin@manitex.com	peter@haydenir.com

VERI-TEK INTERNATIONAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

	As of December 31,
	2007	2006
ASSETS
Current assets
Cash	$569	$615
Trade receivables (net)	16,548	14,137
Receivables from related parties	—	1,744
Other receivables	226	—
Inventory (net)	16,048	16,830
Deferred tax asset	715	893
Prepaid expense and other	762	465
Current assets of discontinued operations	172	1,430

Total current assets	35,040	36,114

Total fixed assets (net)	5,778	6,117

Receivable from related parties	—	2,978
Intangible assets (net)	21,352	21,283
Deferred tax asset	3,940	3,747
Goodwill	14,065	13,305
Assets of discontinued operations	—	300

Total assets	$80,175	$83,844

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$889	$515
Current portion of capital lease obligations	281	356
Accounts payables	9,543	14,181
Accrued expenses	4,408	2,965
Other current liabilities	486	732
Current liabilities of discontinued operations	265	572

Total current liabilities	15,872	19,321

Long-term liabilities
Line of credit	14,191	14,121
Deferred tax liability	4,655	4,640
Notes payable	5,211	17,303
Capital lease obligations	4,422	4,685
Deferred gain on sale of building	3,930	4,310
Other long-term liabilities	184	—

Total long-term liabilities	32,593	45,059

Total liabilities	$48,465	$64,380

Commitments and contingencies
Minority interest	1,024	1,024
Shareholders’ equity
Common Stock—no par value, Authorized, 20,000,000 shares authorized, issued and outstanding, 9,809,340 and 7,859,875 at December 31, 2007 and December 31, 2006, respectively	41,915	31,274
Warrants	1,788	2,272
Paid in capital	72	—
Accumulated deficit	(14,094)	(15,050)
Accumulated other comprehensive income (loss)	1,026	(56)

Sub-total	30,707	18,440
Less: Unearned stock based compensation	(21)	—

Total shareholders’ equity	30,686	18,440

Total liabilities and shareholders’ equity	$80,175	$83,844

VERI-TEK INTERNATIONAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
Net revenues	$106,946	$40,676	$27,257	$20,655
Cost of sales	87,027	34,903	22,362	17,643

Gross profit	19,919	5,773	4,895	3,012
Operating expenses
Research and development costs	808	206	229	104
Selling, general and administrative expense, including corporate expense of $3,756; and $1,384 for 2007 and 2006 and $1,029 and $485 for the three months 2007 and 2006, respectively	12,758	4,408	3,205	2,651

Total operating Expenses	13,566	4,614	3,434	2,755

Income from continuing operations	6,353	1,159	1,461	257
Other income expense
Interest income	6	39	—	3
Interest (expense)	(3,438)	(1,969)	(642)	(936)
Foreign currency transaction losses	(751)	—	(89)	—
Other income expense	119	(15)	(28)	(15)

Total other expense	(4,064)	(1,945)	(759)	(948)

Earnings (loss) from continuing operations before income taxes	2,289	(786)	702	(691)

Provision for taxes on income (benefit)	163	(239)	16	(288)

Net earnings (loss) from continuing operations	2,126	(547)	686	(403)

Discontinued operations:
Loss from discontinued operations, net of income taxes (benefit) of $0, and $(1,087) for year ended 2007, and 2006 and $0 and $(421) for the three months ended 2007 and 2006, respectively	(1,122)	(8,342)	40	(7,136)
Loss on sale or closure of discontinued operations, net of $0 income tax	(48)	—	—	—

Net earning (loss)	$956	$(8,889)	$726	$(7,539)

Basic earning (loss) per share:
Earnings (loss) from continuing operations	$0.25	$(0.10)	$0.07	$(0.06)
Loss from discontinued operations, net of income taxes	$(0.13)	$(1.56)	$—	$(1.10)
Loss on sales or closure of discontinued operations, net of income taxes.	$(0.01)	$—	$—	$—

Net earnings (loss)	$0.11	$(1.66)	$0.07	$(1.16)

Diluted earning (loss) per share:
Earnings (loss) from continuing operations	$0.23	$(0.10)	$0.07	$(0.06)
Loss from discontinued operations, net of income taxes	$(0.12)	$(1.56)	$—	$(1.10)
Loss on sales or closure of discontinued operations, net of income taxes	$(0.01)	—	$—	$—

Net earnings (loss)	$0.10	$(1.66)	$0.07	$(1.16)

Shares used to calculate earnings per share:
Basic	8,557,095	5,346,225	9,805,913	6,514,766
Diluted	9,214,407	5,346,225	10,374,586	6,514,766

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VERI-TEK INTERNATIONAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Thousands of Dollars)

	For the years ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$956	$(8,889)	$(2,252)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	2,108	1,079	—
Provisions for customer allowances	(30)	82	—
Impairment of long lived assets—discontinued operations	—	5,932	—
Gain on disposal of assets	(10)	—	—
Deferred income taxes	—	(1,432)	(1,084)
Inventory reserves	95	—	—
Reserves for uncertain tax positions	99	—	—
Stock based deferred compensation	118	—	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,776)	(1,476)	—
(Increase) decrease in accounts receivable – related party	(41)	230	—
(Increase) decrease in inventory	3,399	149	—
(Increase) decrease in prepaid expenses	(238)	184	—
(Increase) decrease in other assets	—	36	—
Increase (decrease) in accounts payable	(4,703)	929	—
Increase (decrease) in accrued expense	1,399	(987)	—
Increase (decrease) in other current liabilities	(356)	139	—
Discontinued operations- cash provided by (used) for operating activities	120	4,469	(1,007)

Net cash provided by (used) for operating activities	1,140	445	(4,343)

Cash flows from investing activities:
Proceeds from sale of fixed assets	16	—	—
Purchase of property and equipment	(296)	(121)	—
Acquisition of business, net of cash acquired	—	(3,330)	—
Proceeds from the sale of assets of discontinued operations	1,131	—	—
Discontinued operations – cash used for investing activities	—	(499)	(1,689)

Net cash provided by (used) for investing activities	851	(3,950)	(1,689)

Cash flows from financing activities:
Borrowing on revolving credit facility	1,253	—	—
Repayment on revolving credit facility	(1,411)	(2,035)	(7,981)
Note payments	(11,718)	(6,000)	—
Proceeds from issuance of stock	8,769	8,866	17,250
Proceeds from issuance of warrants	231	2,272	—
Proceeds from the exercise of warrants	1,875	—	—
Payment for expenses related to stock offerings	(785)	(840)	(2,193)
Repayment on capital lease obligations	(338)	(216)	—
Discontinued operations – cash provided by financing activities	—	—	975

Net cash provided by (used) for financing activities	(2,124)	2,047	8,051

Effect of exchange rate change on cash	87	48	—
Net increase (decrease) in cash and cash equivalents	(133)	(1,458)	2,019
Cash and cash equivalents at the beginning of the year	615	2,025	6

Cash and cash equivalents at end of year	$569	$615	$2,025

Supplemental disclosure of cash flow information:
Cash paid during the year for
Interest	$3,467	$1,713	$54
Income taxes	$157	$631	$—

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Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month periods and the years ended December 31, 2007 and 2006 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net income (loss) from continuing operations	686	(403)	2,126	(547)
Income tax (benefit)	16	(288)	163	(239)
Interest income	—	(3)	(6)	(39)
Interest expense	642	936	3,438	1,969
Foreign currency transaction losses	89	—	751	—
Other income	28	15	(119)	15
Depreciation & Amortization	501	1,037	2,108	1,079
Earnings before interest, taxes, depreciation and amortization (EBITDA)	1,962	1,294	8,461	2,238
EBITDA % to sales	7.2%	6.3%	7.9%	5.5%

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In an effort to provide investors with additional information regarding the Company’s results, Veri-Tek refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Veri-Tek believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Veri-Tek uses these non –GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are un-audited, are reported in thousands of U.S. dollars, and are as of or for the period ended December 31, 2007, unless otherwise indicated.

Backlog is defined as the value of firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product as well as the ability of the Company to meet that demand. The backlog of Veri-Tek’s business is not necessarily indicative of sales to be recognized in a specified future period.

	December 31, 2007	December 31, 2006
Consolidated Backlog	$45.1 million	$59.0 million

Current Ratio is calculated by dividing current assets by current liabilities.

	December 31, 2007	December 31, 2006
Current Assets	$35,040	$36,114
Current Liabilities	$15,872	$19,321
Current Ratio	2.2	1.9

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	December 31, 2007	December 31, 2006
Current portion of long term debt	$889	$515
Current portion of capital lease obligations	281	356
Lines of credit	14,191	14,121
Notes payable	5,211	17,303
Capital lease obligations	4,422	4,685
Debt	$24,994	$36,980

Gross Margin is defined as the ratio of Gross Profit to Net Sales

Working capital is calculated as total current assets less total current liabilities

	December 31, 2007	December 31, 2006
Total Current Assets	$35,040	$36,114
Less: Total Current Liabilities	$15,872	$19,321
Working Capital	$19,168	$16,793

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